Exhibit 99.2

February 19, 2014

Board of Directors

Federal-Mogul Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

Ladies and Gentlemen:

Due to other commitments, I hereby resign as a director of Federal-Mogul Corporation, effective as of February 25, 2014. I have enjoyed my tenure on the Board and am confident of the company’s continued success in the future.

Very truly yours,

/s/ James Vandenberghe

James Vandenberghe